Exhibit 99.2

09-Aug-2017
Cogint, Inc. (COGT)
Q2 2017 Earnings Call

CORPORATE PARTICIPANTS

Jordyn Kopin
Director, Investor Relations, Cogint, Inc.

Derek Dubner
Chief Executive Officer & Director, Cogint, Inc.

Daniel MacLachlan
Chief Financial Officer, Cogint, Inc.

OTHER PARTICIPANTS

James McIlree
Analyst, Chardan Capital Markets LLC

James Charles Goss
Analyst, Barrington Research Associates, Inc.

William Tennent Gibson
Analyst, ROTH Capital Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to Cogint’s Second Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this call is being recorded.

I would now like to introduce your host for today’s conference, Jordyn Kopin, Investor Relations. Please go ahead.

Jordyn Kopin Director, Investor Relations, Cogint, Inc.

Good afternoon and welcome. Thank you for joining us to discuss our second quarter 2017 earnings results. With me today are Derek Dubner, our Chief Executive Officer; and Dan MacLachlan, our Chief Financial Officer.

Our call today will begin with comments from Derek Dubner and Dan MacLachlan, followed by a question-and-answer session. I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investor Relations page on our website www.cogint.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Form Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For discussion of risks and uncertainties associated with cogint’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Q.

During the call, we may also present certain non-GAAP financial information relating to adjusted EBITDA. Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. The definition of adjusted EBITDA and the reconciliation to the most directly comparable GAAP financial measure is provided in our earnings press release issued earlier today.

With that, I am pleased to introduce cogint’s Chief Executive Officer, Derek Dubner.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Thank you, and good afternoon, to all who are joining us today to discuss our second quarter results. cogint is pleased to report a very strong second quarter with revenues of $53 million, a 29% increase over the second quarter 2016. Gross profit margin increased 300 basis points to 31%, and adjusted EBITDA increased 54% to $4.8 million. We experienced strong broad-based customer demand from existing and new products across both our risk management and marketing services business with strengthening momentum transitioning into Q3. Our success this quarter is despite the modest seasonality that we would normally expect to see in the marketing services business.

Looking ahead to the second half of 2017 and beyond, we remain intently focus on the priorities that I have discussed in the past. First, we are uniquely positioned to leverage our competitive advantages to drive growth in both the short and long term. We have developed unparalleled intelligent technology platforms, both in power and scale, in CORE™ and our Agile Audience Engine™. Comprehensive data assets covering over 95% of the U.S. adult population, including our unique first-party marketing data asset of over 130 million U.S. consumers in our Custom Audience Identity Graph, delivers holistic and dynamically generated views of consumers. Through these platforms and our capabilities, we grow and enhance the database through creation of proprietary data, both through analytics and real-time consumer interaction. Second, our continued innovation, introducing new products and solutions to market faster than others in our space and ensuring that these products and solutions solve for the needs of our customers. Third, leveraging these competitive advantages and capabilities to scale across existing and new markets.

In the risk management side of the business, we’re executing on our robust product roadmap. idiCORE™ continues to evolve with new data sets fused during the quarter and new functionality. Recent implementations have further enhanced our matching logic and are demonstrating increased hit rates for customers. Feedback is very positive. We are making great strides expanding within and across industries with idiCORE and related solutions.

Our previously cited transition from a development-driven company to a sales-driven company is progressing nicely. Our efforts are being rewarded. We have entered into several strategic relationships with leading mobile identity authentication and background screening solutions providers. These relationships present great opportunity as these providers serve large industries of banking, financial services, insurance, healthcare and technology. As these companies deliver their innovative solutions to their markets, we are powering the backend of these solutions.

It is a reaffirmation of our path forward that these companies have selected us amongst larger more well-established data providers to power their solutions. We attribute these wins to our intelligent designs, proprietary algorithms, unique data assets and speed to satisfy customer demand that these innovators are selecting us from head-to-head comparisons with others. While these relationships are early stage, we expect that they will provide meaningful revenue.

On the marketing side of the business, we aim to disintermediate or partner with large media and CRM agencies as well as DSPs, SSPs and exchanges in order to provide more cost-effective and scalable customer acquisition strategies for brands across verticals. As a first-party data originator, with our own content development and audience acquisition capabilities, we are uniquely situated to tailor custom marketing programs and one-to-one communication strategies to our Custom Audience Identity Graph. We are focused on driving more conversions for our customers through both digital and offline channels. We believe that the worlds of data and creative must work harmoniously to create more relevant, informative and engaging experiences for consumers.

Three primary initiatives are in place to ensure the continued growth of our marketing business, all of which center around extracting greater value out of our unique and proprietary data assets. First, we are increasing demand for our custom data products. These products generate our most profitable dollars providing margin expansion on little to no additional traffic acquisition cost or TAC. As marketers become more attuned to the value of highly targeted custom audience data and begin to extract greater value through their CRM initiatives, we continue to believe that our customers will have an increased appetite for this line of products, of which we are a leader in the U.S. market. Our data revenue is highly diversified across verticals.

Second, we are developing new performance marketing products in order to drive increased conversions for brands across all addressable channels. The nature of our first-party data origination, which includes demographic and custom attribute data, provides us the ability to access our audience through much of their daily media consumption. Whether it be within Facebook’s newsfeed, a YouTube tutorial, a mobile gaming app or while listening to a Pandora or Spotify station, all of these experiences enable the targeting of custom audiences using email address as opposed to cookies, which in addition to mobile phone number is our primary key within our Custom Audience Identity Graph.

This gives us a distinct pricing advantage in our audience acquisition efforts by eliminating third-party ad tech platforms. Additionally, we have the ability to communicate with our audience on an even more personalized level through addressable channels such as email, push notifications, SMS, contact centers and platforms like Facebook messenger and Google. Nearly 90% of our audience data is addressable to us in at least one marketing channel and well over 50% in more than three.

In the marketing services business as well, we’re developing strategic partnerships that foster the growth of our business. By combining our first-party data asset with businesses already established at the C-suite of Fortune 500 companies and technology businesses with embedded technology in desired media channels, we believe we can expand our market share of the multibillion dollar U.S. digital advertising space. While direct customer relationships remain our primary focus behind the quality of our products and long-term scalability of our business, strategic partnerships with service and technology providers has always been a part of our growth strategy and we will use our increasingly distinguished data asset to create those opportunities.

As we have discussed in the past, cross-selling opportunities are available to us to capture a greater share of customer spend by leveraging the respective competitive advantages of each of our businesses. We have established selective integrations between our risk management and marketing services businesses, effectively packaging our services to meet desperate customer needs. Today, we are supporting marketing customers in not only customer acquisition but also on the backend in their age verification and identity authentication efforts.

As our marketing business is performance based, the differentiated ability to not only acquire prospects at massive scale but also to perform real-time vetting of these prospects presents a unique value-added solution, which efficiently increases ROI for our customers. By way of example, today we are generating customers for a leading tobacco company while providing backend age verification services. We increased the value proposition for this industry leader at no incremental cost to the company. This exemplifies the synergistic effects we create across our businesses and the leveragability of our business model.

Now, turning to a few recent events. We’re pleased to report that James Reilly returned to the company as President, as of July 1st. For those unaware, James has a long history in the data and analytics industry, including his work with this management team, building a prior company which was sold to TransUnion. James was responsible for building the revenue from startup to sale. As a result of a non-compete agreement entered into by James and the company that was acquired by TransUnion, James ceased performing services for us for the non-compete period. We’re happy to report that this dispute is now resolved and James has rejoined the team. James is a thought leader in our industry and he brings tremendous value to this team. We are excited to have him back in the role and we are already experiencing the benefits derived from his presence and efforts.

Next, I would like to turn to our settlement of multiple litigation matters with competitor, TransUnion. We are happy to conclude these matters and are very pleased with the settlement. Until recently, we had been devoting hundreds of thousands of dollars per month to legal fees to prosecute and defend these complex matters, and this litigation could have carried on for years to come. These matters were disruptive to the business, not only financially, but due to the requisite expenditure of significant time and focus by management. While the terms of the settlement agreement are confidential, we were happy to report that the parties had come to an agreement to resolve all disputes between them and to focus on their respective businesses. The settlement requires company subsidiary IDI Holdings, LLC to pay to TransUnion $7 million over the course of a one-year period. As a result of the settlement, we have taken a one-time charge, which negatively impacted our net income. This settlement eliminated all material litigation of the company, removed a significant impediment to our continued expansion and immediately freed up resources to devote to focused investment and development efforts. We are very pleased with this outcome.

Our Information Services segment revenue increased 39% to $18.6 million. Our Performance Marketing segment revenue increased 24% to $34.4 million. Within our Information Services segment, financial revenue increased 78% to $3 million. Emerging revenue increased 267% to $2.2 million. Digital revenue increased 63% to $1.3 million. Within our Performance Marketing segment consumer revenue increased 93% to $8.6 million, lifestyle revenue increased 45% to $7.6 million and financial revenue increased 7% to $5 million.

Finally, given our innovation-driven product roadmap and the increasing momentum we experienced throughout this quarter, we are very optimistic about the second half of 2017, a characteristically strong period for our company.

Now, I’ll turn it over to Dan to discuss the financials.

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Thank you, Derek, and good afternoon. I’m extremely pleased with our performance in the first half of 2017. We saw strong demand across both our segments as we continue to execute on all fronts, with our growth initiatives propelling us into the second half of 2017. Our Information Services segment continues to expand our consolidated margin as we leverage the scalability of the fixed cost model, driving increased profitability. Our Performance Marketing segment continues to drive consistent growth across multiple verticals and channels. This positions us well for rapid growth in the second half of 2017.

Moving on to our second quarter results, revenues were $53.0 million, a 29% increase over second quarter 2016, driven by strong growth across both our segments. Adjusted EBITDA was $4.8 million, a 54% increase over second quarter 2016. Adjusted EBITDA margin expanded 150 basis points to 9% as compared to second quarter 2016.

I do want to take a few minutes to discuss the litigation settlement and the impact it had on our second quarter results. Although the settlement was entered into in July, we accrued the full $7.0 million settlement in our SG&A expense as of June 30, 2017. This means the full impact of the $7.0 million is included in our second quarter 2017 results. In addition, we spent approximately $1.3 million in related legal fees during the second quarter leading up to the settlement. As Derek mentioned earlier in the call, the settlement allows us to focus on the business and removes ongoing expense related to these matters.

Continuing to the details of our P&L, as mentioned, revenues were $53.0 million for the second quarter. Our Information Services revenue increased 39% to $18.6 million, led by strong growth from our Financial, Digital and Emerging verticals. Our Performance Marketing revenue increased 24% to $34.4 million, driven by our strong growth in our Consumer and Lifestyle verticals.

Cost of revenues were $36.6 million compared to $29.6 million for the second quarter 2016, a result of increased data costs and TAC associated with the increase in revenue, partially offset by increased scale on our Information Services segment which produces higher gross margins. Gross margin was 31% for the second quarter 2017, a 300 basis point increase over second quarter 2016.

SG&A was $22.6 million (excluding the $8.3 million related to the litigation matters I discussed earlier), a 38% increase over second quarter of 2016, driven primarily by continued investment in the expansion of our sales, operations, infrastructure and technology teams, partially offset by lower professional fees. The $22.6 million in SG&A for the second quarter consisted primarily of $9.3 million of non-cash share based compensation, $6.3 million in employees’ salaries and benefits, $1.1 million in IT related costs and $0.8 million in accounting, legal and other professional fees.

Depreciation and Amortization was $3.5 million in the second quarter 2017, a 15% increase over second quarter 2016. The increase was primarily the result of the amortization of internally developed internal-use software.

Excluding the litigation related expenses, loss before income taxes was $12.1 million for the quarter, largely a result of the non-cash share based payments of $9.3 million. Loss before income taxes for the second quarter 2016 was $10.7 million, largely a result of non-cash share based payments of $7.2 million. We continue to recognize a full valuation allowance on our deferred tax assets, and as a result, did not book any tax benefit in the period. As discussed on our last call, we expect to be in a full allowance position for the remainder of the year and do not expect to book a tax benefit in 2017. Net loss inclusive of the one-time settlement and non-recurring expenses totaling $10.0 million, was $20.4 million.

We reported a loss of $0.37 per share for the second quarter based on a weighted average share count of 54.8 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $19.2 million at June 30, 2017, compared to $10.1 million at December 31, 2016. Total debt, including the current portion of long-term debt, which was used to finance a portion of the Fluent acquisition, was $62.9 million at June 30, 2017, an increase of $12.9 million from December 31, 2016, a result of an additional Incremental Term Loan taken in the first quarter of 2017.

Current assets were $54.6 million at June 30, 2017, compared to $43.1 million at December 31, 2016. Current liabilities, exclusive of the current portion of long-term debt, were $31.0 including $6.5 million in connection with the litigation settlement, at June 30, 2017, compared to $22.0 million at December 31, 2016.

Moving on to the statement of cash flows, for the six months ended June 30, 2017, cash provided by operating activities was $2.7 million compared to $1.1 million for the same period 2016. The $2.7 million provided by operating activities was primarily the result of operating income of $3.5 million, after adjustments for non-cash items totaling $29.7 million and the unpaid accrual of $7.0 million in connection with the litigation settlement as of June 30, 2017.

Cash used in investing activities was $4.3 million for the six months ended June 30, 2017, mainly the result of $3.8 million used for software developed for internal use.

Cash provided by financing activities was $10.7 million for the six months ended June 30, 2017, a result of $14.0 million in net proceeds from the Incremental Term Loan taken in the first quarter 2017, partially offset by the repayment of $2.6 million in long-term debt.

For the trailing twelve months ending June 30, 2017, our leverage ratio was 2.3x net debt to adjusted EBITDA.

I will now turn it over to Derek, to conclude our prepared remarks.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Thank you, Dan. In closing, we posted a very strong second quarter. We are still in the early innings of our development as a company, and I am very excited about where we stand today, but I’m even more excited about where we are going tomorrow.

Our innovative platforms continue to improve, our product roadmap is strong and enduring, our data assets are expanding and evolving, our infrastructure is fortified, and opportunities are abound. We are leveraging our assets and capabilities to propel our aggressive expansion within our markets.

And, most importantly, we remain focused on our customers. Given all this, we are very excited about the remainder of 2017 and beyond. Based on our performance year-to-date and underlying metrics, we are reaffirming our previously issued revenue outlook for 2017 in the range of $233 million to $239 million.

Our operator will now open the line for Q&A.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] The first question will come from Jim McIlree of Chardan Capital. Please go ahead.

James McIlree Analyst, Chardan Capital Markets LLC

Thank you, and good evening. So last year, your Q3 numbers versus Q2, you had a big jump primarily in the Performance Marketing, is that a reasonable, seasonable kind of increase to think about for this year as well?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Yeah, Jim. This is Dan. And thank you for the question. So what we’re seeing in Q2, and we normally have questions about seasonality, and I’m waiting for you to answer that still or ask that still. But normally in Q2 and Q3, we see a bit of seasonality pressure in the marketing side of the business. However, with the growth initiatives that we started in Q4 of this past year, following through Q1 into the second quarter, we pretty much moved past any of that seasonality pressure, and was able as you can see going from Q1 to Q2 at the top line and continued at the bottom line, increase both at revenue and profitability. What we’re seeing in the first month of Q3 is just continued growth and acceleration because of those initiatives. And we expect the third quarter to continue on the path of growth, and if you will buck any seasonality pressure that we’ve seen historically.

James McIlree Analyst, Chardan Capital Markets LLC

Okay. But to hit that, let’s call it $235 million, you need to do like $65-ish million per quarter in the next two. Is that kind of equally divided between Q3 and Q4 or you think one is bigger than the other?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

No, Q4 is normally our best quarter, but we are very confident where we are today, and especially what we’re doing so far in the first month and a half, if you will, of Q3, we’re very confident in reaffirming our guidance for $233 million to $239 million for the year. But you will see growth in Q3 and then substantial growth going into Q4.

James McIlree Analyst, Chardan Capital Markets LLC

Okay. That’s helpful. I don’t want to be too negative about this, but just help me understand the margins in the quarter. So if my understanding is correct, the incremental margins on the Information Services business are robust and you had at least as a percent of revenue, a nice uptake in Information Services, Q2 verses Q1, but not much of an overall improvement in gross margin. So I’m just wondering, are my expectations too high? Or is there something else going on? Or maybe my underlying assumptions are wrong?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

I think the best way to look at it is, really look at it as a comparison to prior year. Q4 and Q1 tends to be, especially on the Performance Marketing side of the business, our best quarter, or our best quarters. But as you can see in Q2, we were able to maintain those margins and looking back to prior year, able to expand and grow those margins by 300 basis points. Going into Q3, I think you’ll see some consistency at the margin level and really see a breakout in Q4 as we really start to expand the Information Services side of the business as well as continued traction in growth on the Performance Marketing side of the business.

James McIlree Analyst, Chardan Capital Markets LLC

Okay. Great. And one more if I might. I think we’ve spoken in the past about the batch migration in the comp report for the Information Services side. Can you give me an update on that?

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Sure, Jim. This is Derek. Nice to speak you. Those are going very well. I would say that those initiatives are very far along and we have some parts of those in market already and other parts of those coming very soon. And that’s part of our excitement along with, as Dan said, the building momentum throughout Q2 and leading into Q3. That’s part of the excitement we have, leading into the back half of the year.

James McIlree Analyst, Chardan Capital Markets LLC

Okay. Great. That’s very helpful. Thanks a lot guys. And good luck with everything.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Thank you Jim.

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Thanks Jim.

Operator: The next question comes from Jim Goss of Barrington Research. Please go ahead.

James Charles Goss Analyst, Barrington Research Associates, Inc.

Thanks. I was wondering if you might talk about the contribution of IDI versus Fluent in the Information Services growth. Is there any color you might add in the emergence of IDI in that regard?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Yeah, Jim, and it’s good speaking with you. This is Dan. We don’t break out the business by risk management and the digital marketing side of the business. But what I will say is, we talked about on prior calls that we really moved from a development stage organization on the risk side of the business in 2016 to a sales side in 2017. A lot of that revenue you’ll see to fall into the financial revenue side of the Information Services segment, and as Derek talked about with some of the initiatives the early release, if you will, some of the portions of our batch, as well as our comp report here in the near future, we’re very excited about the contribution that the risk side of the business will continue to make on the Information Services.

Our Performance Marketing and Digital Marketing side of the business continue to be, of course, the lion’s share of the business, and that side of the business has done a magnificent job not only scaling at the revenue side, but also leveraging their first-party data asset to grow the gross margin in their business as well.

James Charles Goss Analyst, Barrington Research Associates, Inc.

Okay. And you made a comment that or it’s in the text that, there are more than 50 customers spending in excess of $1 million on an annualized basis. Are they all in the Fluent business, I would presume given the earlier stage of IDI? And how does that breakdown between Information Services versus Performance Marketing?

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Okay. Jim, this is Derek. Thank you. We try our best being an early-stage company to give the transparency that we can. I think it’s a safe assumption to say, given how far along the Marketing Services business is that those customers lie on the marketing side of the business. But we’re very excited about where we are on the risk management side of the business, especially given – we didn’t comment about this, but given the very high margins that come with that side of the business. So we’re very excited as we move forward. Again as Dan said, we just don’t break out IDI against the marketing side of the business. So hopefully that answers your question.

James Charles Goss Analyst, Barrington Research Associates, Inc.

Okay. I think there is also a comment about software development expenses. Is there a run rate of a couple million dollars per quarter or something like that sort of in this R&D-type vein? Or what guidance can you give in that cost area?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Sure. And that’s kind of a good way to look at it. On both our Agile Audience Engine platform as well as our CORE platform, there is a substantial amount of technology effort that goes into building that platform and enhancements, some of the technologist time, as it relates to their salaries and benefits, gets capitalized as internal use software. As both platforms mature, the amount of time that is capitalizable begins to diminish. But at this point I would say, looking at it from a run rate perspective, looking at that $2 million mark is a good way to look at it.

James Charles Goss Analyst, Barrington Research Associates, Inc.

Okay. And the last thing I would ask, you mentioned that there will be no tax benefit in 2017, I was wondering how long before you would start to take that credit. And once you start, will you have a period of time during which your profit growth will be enhanced by that accounting treatment?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Yeah. So, what we will do going into 2018 and we continue to do at each quarter is, we take a look at where we’re at from the valuation stand point, we also look at projections from an income standpoint at the net level going into the future. Based on where we’re at with the losses through the first eight quarters, if you will, ending June 30, 2017, we’ve taken a full valuation allowance, which does not allow us to take any tax benefit. However, we’re accruing those tax benefits, if you will, with the full allowance, and as we turn to profitable net income side of the business, you will start to see that we will be able to take that tax benefit.

James Charles Goss Analyst, Barrington Research Associates, Inc.

Okay, that’s all for right now. Thanks very much.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Thank you, Jim.

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Thanks, Jim.

Operator: The next question comes from William Gibson of ROTH Capital Partners. Please go ahead.

William Tennent Gibson Analyst, ROTH Capital Partners LLC

Thank you. You talked about new relationships that you’re using with risk management, could you give us a little more color on that without naming names of who you’re partnered with, just what type of businesses they are and how they are using your technology.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Sure, Bill. Nice to talk to you. This is Derek. There are some great companies out there that are innovators in their respective markets. They have, in this reference these would be those that can do identity authentication via multi-factor authentication, that is several variables entered by the consumer to validate identity and these particular companies have invented new ways of performing that authentication without the mundane and often difficult way of logging into multiple bank accounts, logging into multiple telecom accounts, you name it, with various user names, passwords and the like.

So, it’s the ability to use sort of different variables to login to an account and we have the ability to perform that backend solution for these providers. There are other providers that could and probably do that business today, but we’re very excited that we’ve gone head-to-head with them and we have found our place at the table this early, and so we’re excited about the opportunity. The same exists in background screening, where we can provide verification of data points on the backend of many, many companies. And so what is key about these relationships, as these innovators, they serve many industries, many large industries, as I mentioned, banking, financial services, healthcare and technology; so, it’s really our way of expanding into markets but doing that through another channel. And so, we’re very excited about this opportunity.

William Tennent Gibson Analyst, ROTH Capital Partners LLC

All right. Thank you. And then on the custom analytics, is this something you’re performing on in the cloud or is that behind the customers firewall or is it a combo of the two?

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Sure Bill, thanks for the question. The custom analytics is really – that is our core competency, that is our secret sauce and that’s really what makes us so valuable, and special in my view. We aggregate billions of records as we’ve discussed, and many of those data points are obtainable by others in raw data, but it’s when we take those massive datasets, when we perform those custom analytics on that data, our brilliant team both here and especially in Seattle where they’re doing much of the hard work. When we fuse that data together and we create a connection that is otherwise unattainable, that is that proprietary data point of ours that’s extremely valuable. And the custom analytics is built into the secret sauce. We’ve done that since the day we created this company and that will continue to be our mantra forever at this company, and that’s what really differentiates us from other providers out there. So, that’s the very exciting part of what we do.

William Tennent Gibson Analyst, ROTH Capital Partners LLC

Good. And then one last question, in your discussion, you talked about the First Union settlement being an SG&A. I’m trying to get a base level for where sales and marketing is, as opposed to G&A. Can you share the breakdown or roughly what the run rate should be maybe as a percent of revenue in the back half for sales and marketing?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

Yeah, sure. No problem, Bill. So, if you look at obviously our 10-Q that’s has been filed, our earnings release and you look at the breakout of sales and marketing expense for the three months ended June 30, it ran about $5.8 million. The G&A expense ran $25 million, but that included those onetime charges that we previously discussed. So, if you are looking at a percentage of revenue taking that $5.8 million that’s in sales and marketing would be a good way to look as a run rate going forward.

William Tennent Gibson Analyst, ROTH Capital Partners LLC

Okay. So, the charges were all in G&A?

Daniel MacLachlan Chief Financial Officer, Cogint, Inc.

That is correct.

William Tennent Gibson Analyst, ROTH Capital Partners LLC

Okay. Thank you.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Thanks, Bill.

Operator: And this concludes our question-and-answer session. I would now like to turn the conference back over to Derek Dubner for any closing remarks.

Derek Dubner Chief Executive Officer & Director, Cogint, Inc.

Thank you very much. Again, thank you to all for joining us today on our call. We look forward to updating you on future progress at our next quarterly call. Hope you have a nice evening and a good afternoon.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.